Exhibit 99.1

Praxair Announces Price Increases Effective July 1, 2008

DANBURY, Conn.--(BUSINESS WIRE)--Praxair, Inc. (NYSE: PX) is notifying industrial gas customers in the United States of the following price and monthly fee increases, effective July 1, 2008, or as contracts permit:

  10% to 20% for nitrogen, oxygen, argon, hydrogen, and carbon dioxide
  15% to 30% for helium
  Up to 15% for monthly fees

These actions are being implemented in response to rapidly escalating energy, fuel, and other operational costs, current supply/demand imbalances, and increases in the cost of capital goods to support customer product supply. Price adjustments may be higher or lower than these ranges where applicable.

Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2007 sales of $9.4 billion. The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

CONTACT:
Praxair, Inc.
Media:
Maureen Fama, 203-837-2025
maureen_fama@praxair.com
or
Investors:
Elizabeth Hirsch, 203-837-2354
liz_hirsch@praxair.com